UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported) May 12, 2008
THE SPECTRANETICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-19711	84-0997049
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9965 Federal Drive
Colorado Springs, Colorado 80921
(Address of principal executive offices) (Zip Code)
(719) 633-8333
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 12, 2008, The Spectranetics Corporation (the “Company”) entered into an Asset Purchase Agreement with Kensey Nash Corporation (“KNC”), ILT Acquisition Sub, Inc. and Kensey Nash Holding Corporation (together, the “Sellers”) pursuant to which the Company agreed to purchase from the Sellers all of the assets related to the Sellers’ QuickCat, ThromCat and SafeCross product lines for $10 million in cash. Under the terms of the Asset Purchase Agreement, the Company will pay KNC an additional $6 million once cumulative sales of the acquired products reach $20 million, and up to $8 million as more fully described below. The Asset Purchase Agreement also contains customary representations and warranties, covenants, conditions and post-closing indemnities. The closing of the transaction is subject to the receipt of necessary consents, the execution by the Sellers of certain ancillary agreements and other customary closing conditions. The transaction is expected to close by June 30, 2008. The Asset Purchase Agreement may be terminated by either the Company or the Sellers if the transaction has not closed by such date.
     The transaction will include a manufacturing agreement between the Company and KNC. Under the manufacturing agreement, KNC will manufacture for the Company the endovascular products acquired by the Company under the Asset Purchase Agreement, and the Company will purchase such products exclusively from KNC for specified time periods ranging from six months for QuickCat to three years for ThromCat and SafeCross. The arrangement to manufacture ThromCat and SafeCross may be extended beyond the initial three-year manufacturing period under certain circumstances. During that time, the Company will pay transfer prices for the products based on KNC’s cost to manufacture such products plus a percentage of the sales of the ThromCat and SafeCross products. Additionally, after KNC’s manufacture of the ThromCat and SafeCross products is transferred to the Company, the Company will be obligated to pay KNC a share of revenues received from sales of such products. After KNC’s manufacture of the QuickCat product has transferred to the Company, there will be no obligation to make additional payments to KNC related to future sales of the QuickCat product.
     The transaction will also include a development agreement between the Company and KNC. Under the development agreement, KNC will conduct work to develop, on behalf of the Company, certain next-generation SafeCross and ThromCat products at KNC’s expense. The Company will own all intellectual property resulting from this development work. If clinical studies are required to obtain regulatory approval from the FDA for those next-generation products, the costs will be shared equally by the Company and KNC. KNC additionally will be responsible, at its own expense, for regulatory filings with the FDA that are required to obtain regulatory approval from the FDA for the next-generation products. The Company will pay KNC up to $8 million upon achievement of certain objectives relating to such product development activities and regulatory approvals for certain of the next-generation products.
     A copy of the Asset Purchase Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
2.1	Asset Purchase Agreement dated as of May 12, 2008 by and among Kensey Nash Corporation, ILT Acquisition Sub, Inc., Kensey Nash Holding Corporation and The Spectranetics Corporation.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 13, 2008

THE SPECTRANETICS CORPORATION

By:	/s/ Guy A. Childs
Name: Guy A. Childs
Title: Chief Financial Officer

EXHIBIT INDEX
2.1	Asset Purchase Agreement dated as of May 12, 2008 by and among Kensey Nash Corporation, ILT Acquisition Sub, Inc., Kensey Nash Holding Corporation and The Spectranetics Corporation.